EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

NEWTON ACQUISITION, INC.

and

THE NEIMAN MARCUS GROUP, INC.

Dated as of May 1, 2005

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER *

SECTION 1.1   The Merger *

SECTION 1.2   Closing; Effective Time *

SECTION 1.3   Effects of the Merger *

SECTION 1.4   Certificate of Incorporation; By-Laws *

SECTION 1.5   Directors and Officers *

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS *

SECTION 2.1   Conversion of Securities *

SECTION 2.2   Treatment of Options, Restricted Shares, Stock Units, and Deferred Compensation Plans *

SECTION 2.3   Dissenting Shares *

SECTION 2.4   Surrender of Shares *

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY *

SECTION 3.1   Organization and Qualification; Subsidiaries *

SECTION 3.2   Certificate of Incorporation and By-laws *

SECTION 3.3   Capitalization *

SECTION 3.4   Authority *

SECTION 3.5   No Conflict; Required Filings and Consents *

SECTION 3.6   Compliance *

SECTION 3.7   SEC Filings; Financial Statements; No Undisclosed Liabilities *

SECTION 3.8   Absence of Certain Changes or Events *

SECTION 3.9   Absence of Litigation *

SECTION 3.10   Employee Benefit Plans *

SECTION 3.11   Labor and Employment Matters *

SECTION 3.12   Insurance *

SECTION 3.13   Properties *

SECTION 3.14   Tax Matters *

SECTION 3.15   Proxy Statement *

SECTION 3.16   Opinion of Financial Advisors *

SECTION 3.17   Brokers *

SECTION 3.18   Takeover Statutes; Rights Plans *

SECTION 3.19   Intellectual Property *

SECTION 3.20   Environmental Matters *

SECTION 3.21   Contracts *

SECTION 3.22   Affiliate Transactions *

SECTION 3.23   No Other Representations or Warranties *

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB *

SECTION 4.1   Organization *

SECTION 4.2   Authority *

SECTION 4.3   No Conflict; Required Filings and Consents *

SECTION 4.4   Absence of Litigation *

SECTION 4.5   Proxy Statement *

SECTION 4.6   Brokers *

SECTION 4.7   Financing *

SECTION 4.8   Parent and Merger Sub *

SECTION 4.9   Ownership of Shares *

SECTION 4.10   Vote/Approval Required *

SECTION 4.11   No Other Representations or Warranties *

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER *

SECTION 5.1   Conduct of Business of the Company Pending the Merger *

SECTION 5.2   Consultation Rights *

SECTION 5.3   Conduct of Business of Parent and Merger Sub Pending the Merger *

SECTION 5.4   No Control of Other Party's Business *

ARTICLE VI ADDITIONAL AGREEMENTS *

SECTION 6.1   Stockholders Meeting *

SECTION 6.2   Proxy Statement *

SECTION 6.3   Resignation of Directors *

SECTION 6.4   Access to Information; Confidentiality *

SECTION 6.5   Acquisition Proposals *

SECTION 6.6   Employment and Employee Benefits Matters *

SECTION 6.7   Directors' and Officers' Indemnification and Insurance *

SECTION 6.8   Further Action; Efforts *

SECTION 6.9   Public Announcements *

SECTION 6.10   Financing *

SECTION 6.11   Notification *

ARTICLE VII CONDITIONS OF MERGER *

SECTION 7.1   Conditions to Obligation of Each Party to Effect the Merger *

SECTION 7.2   Conditions to Obligations of Parent and Merger Sub *

SECTION 7.3   Conditions to Obligations of the Company *

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER *

SECTION 8.1   Termination *

SECTION 8.2   Effect of Termination *

SECTION 8.3   Expenses *

SECTION 8.4   Amendment *

SECTION 8.5   Waiver *

ARTICLE IX GENERAL PROVISIONS *

SECTION 9.1   Non-Survival of Representations, Warranties, Covenants and Agreements *

SECTION 9.2   Notices *

SECTION 9.3   Certain Definitions *

SECTION 9.4   Severability *

SECTION 9.5   Entire Agreement; Assignment *

SECTION 9.6   Parties in Interest *

SECTION 9.7   Governing Law *

SECTION 9.8   Headings *

SECTION 9.9   Counterparts *

SECTION 9.10   Specific Performance; Jurisdiction *

SECTION 9.11   Parent Guarantee *

SECTION 9.12   Interpretation *

 Exhibits:

Exhibit A Certificate of Incorporation of the Surviving Corporation

Exhibit B Bylaws of Merger Sub

INDEX OF DEFINED TERMS

2005 Bonus Program	34
Acquisition Proposal	32
Action	14
affiliate	48
Agreement	1
Antitrust Law	38
beneficial owner	48
beneficially owned	49
Book-Entry Shares	5
business day	49
By-Laws	8
Capitalization Date	8
Certificate of Incorporation	8
Certificate of Merger	2
Certificates	5
Class A Common Stock	3
Class A Shares	3
Class B Common Stock	3
Class B Shares	3
Class C Common Stock	3
Class C Shares	3
Closing	2
Closing Date	2
Code	15
Company	1
Company Common Stock	3
Company Disclosure Schedule	7
Company Employees	15
Company Plans	15
Company Requisite Vote	10
Company Rights	8
Company Securities	9
Company Stock Plans	9
Compensation	35
Confidentiality Agreement	32
Contract	11
control	49
controlled	49
controlled by	49
corresponding section	49
Costs	36
Credit Card Business Transaction	28
Current Employee	34
Debt Financing	25
Debt Financing Commitments	25
Deferred Compensation Plans	4
DGCL	1
Dissenting Shares	4
DOJ	37
Effective Time	2
employee benefit plan	14
Environmental Laws	21
Environmental Permits	21
Equity Financing	25
Equity Financing Commitments	25
ERISA	14
Exchange Act	11
Expenses	44
Financial Advisors	19
Financing	25
Financing Commitments	25
Foreign Antitrust Laws	11
Forward Underwriting Commitment Letter	25
FTC	37
generally accepted accounting principles	49
Government Entity	11
HSR Act	11
Indemnified Parties	36
industries in which the Company and its subsidiaries operate	49
Initiation Date	41
Intellectual Property	20
Investors	25
IRS	15
Junior Participating Preferred Stock	8
Kate Spade Agreement	27
Kate Spade Put	27
knowledge	49
Law	10
Leased Real Property	17
Licenses	11
Lien	9
Marketing Period	41
Material Adverse Effect	7
Material Contract	22
Material Subsidiary	7
Materials of Environmental Concern	21
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Termination Fee	45
Multiemployer Plan	14
Notice of Superior Proposal	34
Option	3
Owned Real Property	16
Parent	1
Parent Disclosure Schedule	23
Parent Plan	35
Paying Agent	5
Permitted Liens	17
person	49
Preferred Stock	8
Principal Commitment Letter	25
Proxy Statement	18
Real Property Lease	17
Representatives	32
Required Financial Information	39
Restricted Shares	4
Rights Plan	8
SAR	3
Sarbanes-Oxley Act	12
SEC	11
SEC Reports	12
Securities Act	12
Shares	3
Stock Units	4
Stockholder Agreement	1
Stockholders Meeting	30
subsidiaries	49
subsidiary	49
Superior Proposal	33
Surviving Corporation	1
Tax Return	18
Taxes	18
Termination Date	43
Termination Fee	45
TPG	25
under common control with	49
WP	25

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 1, 2005 (this "Agreement"), among NEWTON ACQUISITION, INC., a Delaware corporation ("Parent"), NEWTON ACQUISITION MERGER SUB, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and THE NEIMAN MARCUS GROUP, INC., a Delaware corporation (the "Company").

     WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the "Merger") of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

     WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, and as a condition to their doing so, simultaneously with the execution and delivery of this Agreement, Parent and the Company are entering into a Stockholder Agreement with certain stockholders of the Company (the "Stockholder Agreement") pursuant to which such stockholders have irrevocably agreed, among other things, to vote or cause to be voted in favor of the adoption of this Agreement all shares of Company Common Stock beneficially owned by such stockholder in accordance with and subject to the terms set forth in the Stockholder Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

     SECTION 1.1     The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.2     Closing Effective Time.  Subject to the provisions of Article VII, the closing of the Merger (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, as soon as reasonably practicable after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, the parties shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Merger Sub on no less than three business days' notice to the Company and (b) the final day of the Marketing Period; and provided further, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, the parties shall not be required to effect the Closing, and this Agreement may be terminated pursuant to and in accordance with Section 8.1 hereof, in the event that the final day of the Marketing Period shall not have occurred before such termination (or the Closing may be consummated at such other place or on such other date as Parent and the Company may mutually agree). The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the "Effective Time") and shall make all other filings or recordings required under the DGCL in connection with the Merger.

     SECTION 1.3   Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4   Certificate of Incorporation; By-Laws. At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as is set forth on Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law.

     (b)     At the Effective Time, and without any further action on the part of the Company and Merger Sub, the by-laws of the Company shall be amended so as to read in their entirety in the form as is set forth in Exhibit B annexed hereto, and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by Law.

     SECTION 1.5  Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

     SECTION 2.1  Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

     (a)  Each share of Class A Common Stock, par value $0.01 per share, of the Company (the "Class A Common Stock"), Class B Common Stock, par value $0.01 per share, of the Company (the "Class B Common Stock"), and Class C Common Stock, par value $0.01 per share, of the Company (the "Class C Common Stock" and together with the Class A Common Stock and Class B Common Stock, the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Class A Common Stock ("Class A Shares"), shares of Class B Common Stock ("Class B Shares") or shares of Class C Common Stock ("Class C Shares" and together with the Class A Shares and Class B Shares, the "Shares") to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.3(a)) shall be converted into the right to receive $100.00 (one hundred dollars) in cash (the "Merger Consideration") payable to the holder thereof, without interest, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding taxes;

     (b)  Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and

     (c)  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     SECTION 2.2  Treatment of Options, Restricted Shares, Stock Units, and Deferred Compensation Plans.  (a) The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an "Option") and each stock appreciation right (a "SAR") granted under any Company Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled (provided that any such Options and SARs shall be canceled by the Company only to the extent permitted by the terms of the Company Stock Plans (as defined in Section 3.3) and any agreements governing the Options or SARs, as the case may be, and otherwise the Company shall use its reasonable best efforts to cancel any such Options and SARs), and the holder thereof shall receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than 5 days after the Effective Time) from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Option or SAR and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option or SAR, less any required withholding taxes.

     (b)  Each Share granted subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, "Restricted Shares") which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof (as such plans may be amended prior to the Effective Time in accordance with the terms hereof) and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share, less any required withholding taxes.

     (c)  The Company shall provide that, immediately prior to the Effective Time, each award of a right under any Company Stock Plan or Deferred Compensation Plan entitling the holder thereof to Restricted Shares, Shares or cash equal to or based on the value of Shares (including any right to "Deferred Common Stock" pursuant to, and as such term is defined in, the Company's Key Employee Bonus Plan) (collectively, "Stock Units") which, in each case, is outstanding as of the Effective Time (whether vested or unvested) shall be canceled by the Company (provided that any such Stock Unit shall be canceled by the Company only to the extent permitted by the terms of the Company Stock Plans, the Deferred Compensation Plans and any agreements governing the Stock Units, and otherwise the Company shall use its reasonable best efforts to cancel any such Stock Units) and the holder thereof shall be entitled to receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than 5 days after the Effective Time) from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Stock Unit and (B) the Merger Consideration, less any required withholding taxes.

     (d)  All account balances under the Company's Key Employee Bonus Plan, Key Employee Deferred Compensation Plan and Deferred Compensation Plan for Non-Employee Directors (collectively, the "Deferred Compensation Plans") will be paid out in cash to participants therein by the Company at the Effective Time, or as soon as practicable thereafter (but in no event later than 5 days after the Effective Time) by the Surviving Corporation, less any required withholding taxes.

     SECTION 2.3  Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder's rights under Section 262 of the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, as set forth in Section 2.1 of this Agreement, without any interest thereon.

     (b)  The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

     SECTION 2.4  Surrender of Shares.  (a) Prior to the Effective Time, Merger Sub shall enter into an agreement with the Company's transfer agent (or another entity reasonably acceptable to the Company) to act as agent for the stockholders of the Company in connection with the Merger (the "Paying Agent") and to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II. At the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b). Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

     (b)  Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") or (ii) Shares represented by book-entry ("Book-Entry Shares"), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal or have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

     (c)  At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interests of any person previously entitled thereto. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any person entitled to payment under this Article II for any consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (d)  After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

     (e)  Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax (as defined below) Laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

     (f)  In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

     (g)  Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of the Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this Section 2.4(g).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the corresponding section of the Company Disclosure Schedule delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement (the "Company Disclosure Schedule") and, with respect to representations and warranties other than the representations and warranties set forth in Section 3.3, except as disclosed in the SEC Reports (as defined below) filed prior to the date of this Agreement (other than disclosures referred to in "Factors That May Affect Future Results" sections of such SEC Reports):

     SECTION 3.1  Organization and Qualification; Subsidiaries. The Company and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). The Company and each subsidiary set forth in Section 3.1 of the Company Disclosure Schedule (each, a "Material Subsidiary") is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. "Material Adverse Effect"" means any change, circumstance, effect, event or occurrence that would be materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any change or effect resulting from (i) changes in general economic conditions, (ii) general changes or developments in the industries in which the Company and its subsidiaries operate, (iii) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries to the extent due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger or (v) changes in any tax laws or regulations or applicable accounting regulations or principles, unless, in the case of the foregoing clauses (i) and (ii), such changes referred to therein have a disproportionate effect on the Company and its subsidiaries taken as a whole relative to other participants in the industries in which the Company and its subsidiaries operate.

     SECTION 3.2  Certificate of Incorporation and By-laws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the restated certificate of incorporation (the "Certificate of Incorporation") and the by-laws (the "By-Laws") of the Company and the organizational documents of each Material Subsidiary, in each case as currently in effect. The Certificate of Incorporation, By-Laws and other organizational documents of the Company and each Material Subsidiary are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Certificate of Incorporation or By-Laws. None of the Material Subsidiaries is in violation of its certificate of incorporation, bylaws or other organizational document in any material respect.

     SECTION 3.3  Capitalization

     (a)  The authorized capital stock of the Company consists of (i) 100,000,000 Class A Shares, (ii) 100,000,000 Class B Shares, (iii) 50,000,000 Class C Shares and (iv) 50,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), of which (x) 100,000 of such shares are designated as Series A Junior Participating Preferred Stock and have been reserved for issuance upon the exercise of the rights distributed to the holders of Class A Common Stock pursuant to the Company's Amended and Restated Rights Agreement, dated as of August 8, 2002 (the "Rights Plan"), between the Company and Mellon Investor Services LLC, as Rights Agent, (y) 100,000 of such shares are designated as Series B Junior Participating Preferred Stock and have been reserved for issuance upon the exercise of the rights distributed to the holders of Class B Common Stock pursuant to the Rights Plan and (z) 50,000 of such shares are designated as Series C Junior Participating Preferred Stock (collectively, the "Junior Participating Preferred Stock") and have been reserved for issuance upon the exercise of the rights (collectively with the rights issued to holders of Class A Common Stock and Class B Common Stock pursuant to the Rights Plan, the "Company Rights") distributed to the holders of Class C Common Stock pursuant to the Rights Plan. As of April 28, 2005 (the "Capitalization Date"), (i) 29,525,199 shares of Class A Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 19,422,379 shares of Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (iii) no shares of Class C Common Stock were outstanding and (iv) no shares of Preferred Stock were outstanding. As of April 28, 2005, an aggregate of 5,019,656 Class A Shares were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding Options issued pursuant to the Company's 2005 Stock Incentive Plan, 1997 Incentive Plan and 1987 Stock Incentive Plan (the "Company Stock Plans") and the Deferred Compensation Plans. Section 3.3(a) of the Company Disclosure Schedule sets forth, as of the date specified thereon, each equity-based award and Option outstanding under the Company Stock Plans or Deferred Compensation Plans, as applicable, the number of shares issuable thereunder and the vesting schedules, expiration date and exercise or conversion price relating thereto. From the close of business on the Capitalization Date until the date of this Agreement, no shares of Company Common Stock or Preferred Stock have been issued, except for Class A Shares issued pursuant to the exercise of Options in accordance with their terms (and the issuance of Company Rights attached to such Shares). Except as set forth above, as of the date hereof: (A) there are no outstanding options or other rights of any kind which obligate the Company or any of its subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of the Company (collectively, "Company Securities"); (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities; and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its subsidiaries is a party.

     (b)  Each of the outstanding shares of capital stock, voting securities or other equity interests of each Material Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all options, rights of first refusal, agreements, limitations on voting, dividend or transfer rights, or any lien, pledge, charge, mortgage, encumbrance, adverse rights or claims or security interests of any nature or kind whatsoever (each, a "Lien"). There are no (i) outstanding options or other rights of any kind which obligate the Company or any of its subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any Material Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Material Subsidiary, (ii) outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Material Subsidiary; or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Material Subsidiary to which the Company or any of its Material Subsidiaries is a party. None of the subsidiaries of the Company owns any Shares.

     (c)  As of the date of this Agreement, the only principal amount of outstanding indebtedness for borrowed money of the Company and its subsidiaries (not including intercompany amounts or operating or capital leases) is (i) $187,500,000 Class A Floating Rate Asset Backed Certificates, Series 2000-1, issued by the Neiman Marcus Group Credit Card Master Trust, (ii) $125,000,000 of the Company's 6.65% Senior Notes Due 2008, and (iii) $125,000,000 of the Company's 7.125% Senior Debentures Due 2028. As of the date of this Agreement, there are no outstanding amounts under (A) the Company's $350,000,000 Credit Agreement, dated as of June 9, 2004, with certain lenders and agents named therein, (B) the Credit Agreement, dated as of November 2, 2001, between Gurwitch Products, L.L.C. and JPMorgan Chase Bank, as amended or (C) the agreement, dated as of January 6, 2003, between Kate Spade LLC and HSBC Bank USA, as amended.

     SECTION 3.4  Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the "Company Requisite Vote"), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. The Board of Directors of the Company has unanimously authorized the execution, delivery and performance of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Board of Directors of the Company for the consummation of the transactions, including the Merger, contemplated hereby. The Board of Directors of the Company has unanimously, by resolutions duly adopted at a meeting duly called and held (i) approved, and declared advisable, the agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, and (iii) subject to Section 6.1(a), recommended that the stockholders of the Company adopt this Agreement at the Stockholders Meeting, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way. The only votes of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby are the Company Requisite Vote.

     SECTION 3.5  No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the Certificate of Incorporation, By-Laws of the Company, (ii) conflict with or violate the certificate of incorporation, bylaws or other constituent documents of the subsidiaries of the Company, (iii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement ("Law") applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iv) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or (B) give rise to any right of termination, cancellation, amendment or acceleration of or (C) result in the creation of any Lien on any of the properties or assets of the Company or its subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a "Contract") to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (iii) and (iv), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b)  The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, local or foreign governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a "Governmental Entity"), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined below)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and state securities, takeover and "blue sky" laws, (ii) the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership ("Foreign Antitrust Laws") and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 3.6  Compliance. Neither the Company nor any of its subsidiaries is (and has not been since July 31, 2004) in violation of any Law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound (including, without limitation, Laws relating to consumer finance or the extension of credit), except for any such violation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and the Company and its subsidiaries have all grants, easements, variances, certificates, permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises ("Licenses") from Governmental Entities required to conduct their respective businesses as now being conducted and all such Licenses are valid and in full force and effect, except for any such Licenses the absence of which, or the failure of which to be in full force and effect, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 3.7  SEC Filings; Financial Statements; No Undisclosed Liabilities. (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the "SEC") since August 1, 2003 (all such forms, reports, statements, certificates and other documents filed since August 1, 2003, collectively, the "SEC Reports"). None of the Company's subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Each of the SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports contained, when filed or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its subsidiaries, on the other hand, occurring since July 31, 2004 and prior to the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

     (b)  The audited consolidated financial statements of the Company (including any related notes thereto) included in the SEC Reports filed with the SEC have been prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders' equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the SEC Reports have been prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments).

     (c)  Since the enactment of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

     (d)  The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.

     (e)  The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. As of the date hereof, to the knowledge of the Company, the Company has not received any complaints since July 31, 2004 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters.

     (f)  As of the date hereof, to the knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, when first due.

     (g)  There are no outstanding loans made by the Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

     (h)  Neither the Company nor any of its subsidiaries has any liabilities of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (v) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.8  Absence of Certain Changes or Events. Since July 31, 2004, except as contemplated by this Agreement, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice, and, since such date, there has not been: (i) any change, event, condition, development or occurrence which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company's or any of its subsidiaries' capital stock, except for (x) regular quarterly cash dividends on Company Common Stock and (y) any dividend or distribution by a subsidiary of the Company to the Company or a direct or indirect wholly-owned subsidiary of the Company; (iii) prior to the date of this Agreement, any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries; (iv) prior to the date of this Agreement, (x) any granting by the Company or any of its subsidiaries to any of their directors, officers, employees, independent contractors or consultants of any increase in compensation or fringe benefits, except for increases in the ordinary course of business with respect to employees who are not directors or officers or increases required under any Company Plan, (y) any granting to any director, officer, employee, independent contractor or consultant of the Company or its subsidiaries of the right to receive any severance or termination pay not provided for under any Company Plan, or (z) any entry by the Company or any of its subsidiaries into any employment, consulting, change of control or severance agreement or arrangement with any director, officer, employee, independent contractor or consultant of the Company or its subsidiaries, or any material amendment of any Company Plan; (v) prior to the date of this Agreement, any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto; (vi) prior to the date of this Agreement, any material Tax election made or revoked by the Company or any of its subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries; or (vii) prior to the date of this Agreement, any material change in tax accounting principles by the Company or any of its subsidiaries, except insofar as may have been required by applicable law.

     SECTION 3.9  Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations (an "Action") pending or, to the knowledge of the Company, threatened against the Company, any of its subsidiaries, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that (i) does not involve, in any individual case, a claim for monetary damages in excess of $10,000,000, (ii) would not prohibit or materially restrict the Company and its subsidiaries from operating their business as they have historically, and (iii) would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, to the knowledge of the Company, no officer or director of the Company is a defendant in any Action in connection with his or her status as an officer or director of the Company or any of its subsidiaries. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company.

     SECTION 3.10  Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each material "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but excluding any plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA ("Multiemployer Plan")), and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy contributed to, sponsored or maintained by or with respect to which the Company or any of its subsidiaries has any liability (contingent or otherwise) as of the date hereof for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the "Company Employees" and such plans, programs, policies, agreements and arrangements, collectively, the "Company Plans").

     (b)  With respect to each Company Plan, the Company has made available to the Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the "IRS"), (iii) any summary plan description or employee handbook, (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (v) copies of any material correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation, Department of Labor (or any agency thereof) or any comparable Governmental Entity in Canada relating to any compliance issues with respect to any Company Plan.

     (c)  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other Law.

     (d)  Section 3.10(d) of the Company Disclosure Schedule contains a true and complete list of each Multiemployer Plan with respect to which the Company or any of its subsidiaries has any liability or contributes (or has at any time contributed) or had an obligation to contribute. With respect to any such Multiemployer Plan: (i) neither the Company nor any of its subsidiaries has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied as would have, individually or in the aggregate, a Material Adverse Effect, or would be subject to any such liability as would have, individually or in the aggregate, a Material Adverse Effect if, as of the Effective Time, the Company or any of its subsidiaries were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such Multiemployer Plan; and (ii) to the knowledge of the Company, no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in sections 4241 and 4245 of ERISA, respectively).

     (e)  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

     (f)  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) neither the Company nor any of its subsidiaries has incurred any liability under Title IV of ERISA that has not been satisfied in full, and (ii) to the knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation.

     (g)  None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant, except as may be required under the Consolidated Omnibus Reconciliation Act of 1995, as amended.

     (h)  Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect from the Internal Revenue Service and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

     (i)  The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of (x) any restrictions or limitations on the right of the Company or any of its subsidiaries to amend or terminate any Company Plan, or (y) result in "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code.

     SECTION 3.11  Labor and Employment Matters. As of the date of this Agreement, there are no unfair labor practice charges, grievances or complaints pending, or to the knowledge of the Company, threatened against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority. As of the date of this Agreement, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreements, and there are not, to the knowledge of the Company, any union organizing activities concerning any Company Employees.

     SECTION 3.12  Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all material insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks the management of the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its subsidiaries operate, or as is sufficient to comply with applicable Law, (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, (c) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (d) no notice of cancellation or termination has been received with respect to any such policy.

     SECTION 3.13  Properties. (a) Section 3.13(a) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any subsidiary (collectively, the "Owned Real Property") and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property.

     (b)  Section 3.13(b) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any subsidiary (collectively, including the improvements thereon, the "Leased Real Property"), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which the Company or any subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a "Real Property Lease") that have not been terminated or expired as of the date hereof have been made available to Parent.

     (c)  Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Liens, except (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company (collectively, "Permitted Liens").

     (d)  Except as would not have, individually or in the aggregate, a Material Adverse Effect, other than the Real Property Leases, none of the Owned Real Properties or the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof.

     (e)  Except as would not have, individually or in the aggregate, a Material Adverse Effect, each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Real Property Lease either by the Company or its subsidiaries party thereto or, to the knowledge of the Company, by any other party thereto.

     (f)  Except as would not have, individually or in the aggregate, a Material Adverse Effect, there does not exist any pending condemnation or eminent domain proceedings that affect any Owned Real Property or, to the knowledge of the Company, any such proceedings that affect any Leased Real Property or, to the knowledge of the Company, any threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither the Company nor its subsidiaries have received any written notice of the intention of any Governmental Entity or other Person to take or use any Owned Real Property or Leased Real Property.

     SECTION 3.14  Tax Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Tax Returns required to be filed by, or with respect to any activities of, the Company and its subsidiaries have been timely filed (except those under valid extension), (ii) all Taxes of the Company and its subsidiaries have been timely paid except to the extent such Taxes are being contested in good faith or have been adequately provided for in accordance with generally accepted accounting principles, (iii) without taking into account any transactions contemplated by this Agreement and based upon activities, including outside the ordinary course of business, to date, adequate reserves in accordance with generally accepted accounting principles have been established by the Company and its subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof, (iv) no deficiency for any Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its subsidiaries (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith, (v) all Taxes required to be withheld by the Company and its subsidiaries have been withheld and paid over to the appropriate Tax authority, (vi) neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), (vii) neither the Company nor any of its subsidiaries has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes, and no such action, suit, proceeding, investigation, claim or audit is pending, (viii) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its subsidiaries, (ix) since August 1, 1998, neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (B) has any liability for the Taxes of any Person (other than the Company, or any subsidiary of the Company) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or pursuant to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes), or (C) has distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code, and (x) neither the Company nor any of its subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a "listed transaction" pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

     (b)  For purposes of this Agreement, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

     SECTION 3.15  Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the "Proxy Statement") will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the date it is first mailed to stockholders and at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.

     SECTION 3.16  Opinion of Financial Advisors. J.P. Morgan Securities Inc. (the "Financial Advisor") has delivered to the Board of Directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Class A Common Stock and Class B Common Stock (other than members of the Smith Family Group).

     SECTION 3.17  Brokers. No broker, finder or investment banker (other than the Financial Advisor and Goldman, Sachs & Co., true and complete copies of whose engagement agreements have been provided to Parent) is or will become entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

     SECTION 3.18  Takeover Statutes; Rights Plans. (a) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no "fair price", "moratorium", "control share acquisition", "business combination" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company, including Section 203 of the DGCL, is applicable to the Merger or the other transactions contemplated hereby.

     (b)  Prior to the date of this Agreement, the Company has amended the Rights Plan so that (a) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the Company Rights to become exercisable, (ii) cause Parent or any of its Affiliates or Associates (each as defined in the Rights Plan) to become an Acquiring Person (as defined in the Rights Plan) or (iii) give rise to a Distribution Date or Stock Acquisition Date (each as defined in the Rights Plan), and (b) the Company Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent a complete and correct copy of such amendment.

     SECTION 3.19  Intellectual Property. Section 3.19 of the Company Disclosure Schedule contains a true and complete list of all material U.S. and foreign Intellectual Property registrations and applications for registration and all material unregistered Intellectual Property owned by the Company or its subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and its subsidiaries own (free and clear of all Liens other than those exceptions listed in Section 3.13) or have the right to use all patents, inventions, copyrights, software, trademarks, service marks, brand names, logos, domain names, trade dress, trade secrets, know-how, confidential or proprietary information (and all applications, registrations, continuations, divisionals, renewals and reissues relating thereto) and all other intellectual property rights of any kind or nature arising under U.S. or foreign law ("Intellectual Property") as are necessary for their businesses as currently conducted; (ii) such Intellectual Property does not infringe, dilute or misappropriate the Intellectual Property of any third party and, to the knowledge of the Company, is not being infringed, misappropriated or diluted by any third party; (iii) the Company and its subsidiaries make reasonable efforts to protect and maintain their Intellectual Property and the security of their systems and software; (iv) neither the Company nor any of its subsidiaries is a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license their Intellectual Property; and (v) to the knowledge of the Company, neither the Company or any of its subsidiaries have suffered any material violation of the security of their systems or software.

     SECTION 3.20  Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and each of its subsidiaries have complied and currently comply with all applicable Environmental Laws (as defined below), and possess and have possessed and comply and have complied with all applicable Environmental Permits (as defined below) required under such laws to operate as the Company and its subsidiaries presently operate; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern (as defined below) at any property owned or operated by the Company or any of its subsidiaries, under circumstances that are reasonably likely to result in liability of the Company or any of its Significant Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written notification requesting information under or alleging that it may have liability pursuant to any Environmental Law concerning any release or threatened release of Materials of Environmental Concern at any location; and (iv) neither the Company nor any of its subsidiaries has received any written claim, notice or complaint, or been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the knowledge of the Company.

     (b)  The Company has made available to Parent copies of all material environmental, health and safety reports, audits, assessments or other material communications or documentation relating to environmental, health or safety matters in its possession relating to the Company and any of the Company's subsidiaries and any real property owned, operated or leased by or for the Company or any subsidiary of the Company, including but not limited to any Phase I or Phase II Environmental Site Assessments, asbestos surveys or abatement reports, indoor air quality studies or remediation reports, in any case to the extent any of the issues identified in such reports, audits, assessments or other material communications or documentation would reasonably be expected to result in a material liability to the Company or its subsidiaries.

     (c)  Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.20 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

     (d)  For purposes of this Agreement, the following terms shall have the meanings assigned below:

"Environmental Laws" shall mean all applicable Laws relating to the protection of (i) indoor or ambient air, soil, surface water or groundwater, or natural resources, (ii) human health and safety as affected by exposure to Materials of Environmental Concern or (iii) the use and occupancy of structures or buildings with respect to the presence or management of Materials of Environmental Concern.

"Environmental Permits" shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

"Materials of Environmental Concern" shall mean any material, substance or waste defined and regulated as hazardous, toxic, pollutant, contaminant or words of similar meaning under Environmental Laws, petroleum, petroleum byproducts or waste products, asbestos, PCBs, mold of the type and in concentrations that would reasonably be likely to affect human health or occupation or use of any owned or leased real property, or formaldehyde.

     SECTION 3.21  Contracts.

     (a)  As of the date hereof, except for this Agreement, none of the Company or any of its subsidiaries is a party to or bound by any Contract:

(i)	that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)

containing covenants binding upon the Company or any of its subsidiaries that materially restrict the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business or with any person or in any geographic area that could reasonably be expected to be material to the Company and its subsidiaries, taken as a whole, except for Real Property Leases and any such Contract that may be canceled without any penalty or other liability to the Company or any of its subsidiaries upon notice of 60 days or less;

(iii)

with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement (excluding information technology Contracts) relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the subsidiaries, taken as a whole;

(iv)

other than among wholly-owned subsidiaries of the Company, relating to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $10,000,000 or (B) conditional sale arrangements or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company and its subsidiaries under such Contract are greater than $10,000,000;

(v)

entered into after July 31, 2004 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $20,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(vi)

which by its terms calls for aggregate payments by the Company and its subsidiaries under such Contract of more than $20,000,000 over the remaining term of such Contract (other than this Agreement, purchase orders for the purchase of inventory in the ordinary course of business or Real Property Leases); or

(vii)

with respect to any acquisition pursuant to which the Company or any of its subsidiaries has continuing indemnification, "earn-out" or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $10,000,000.

Each such Contract described in clauses (i) through (vii) is referred to herein as a "Material Contract".

     (b)  Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any Material Contract by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 3.22  Affiliate Transactions. No executive officer or director of the Company or any of its subsidiaries or any person who beneficially owns 5% or more of the Company Common Stock (or any of such person's immediate family members or affiliates) is a party to any Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     SECTION 3.23  No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transaction contemplated hereunder. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent's or Merger Sub's use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III or in the corresponding section of the Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the corresponding section of the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"):

     SECTION 4.1  Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens (other than any Liens created pursuant to the Financing). Prior to the date hereof, Parent has provided to the Company the name of the "ultimate parent entity" for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.

     SECTION 4.2  Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

     SECTION 4.3  No Conflict; Required Filings and Consents. The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent or materially delay the consummation of the transactions contemplated hereby.

     (b)  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and "blue sky" laws, (ii) the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of Foreign Antitrust Laws and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

     SECTION 4.4  Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, or would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby.

     SECTION 4.5  Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

     SECTION 4.6  Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston, whose fees shall be paid by the Surviving Corporation) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

     SECTION 4.7  Financing. Parent has delivered to the Company true and complete copies of (i) (A) the commitment letter (as the same may be amended pursuant to Section 6.10(b), the "Principal Commitment Letter"), dated as of the date hereof, between Merger Sub and Credit Suisse First Boston, (B) the forward underwriting commitment letter (as the same may be amended pursuant to Section 6.10(b), the "Forward Underwriting Commitment Letter"), dated as of the date hereof, between Merger Sub and Credit Suisse First Boston LLC and (C) the commitment letter, dated as of the date hereof, between Merger Sub and Goldman Sachs Mortgage Company (as the same may be amended pursuant to Section 6.10(b) and together with the Principal Commitment Letter and the Forward Underwriting Commitment Letter, the "Debt Financing Commitments"), pursuant to which the financing parties thereto have agreed to lend the amounts set forth therein (the "Debt Financing"), and (ii) the equity commitment letters, dated as of the date hereof (the "Equity Financing Commitments" and together with the Debt Financing Commitments, the "Financing Commitments"), between Parent and Newton Holding, LLC, between Newton Holding, LLC and TPG Partners III, L.P. and TPG Partners IV, L.P. (collectively, "TPG") and between Newton Holding, LLC and Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII I, C.V. and Warburg Pincus Germany Private Equity VIII K.G. (collectively, "WP" and, together with TPG, the "Investors") pursuant to which the Investors have committed to invest the amount set forth therein (the "Equity Financing" and together with the Debt Financing, the "Financing"). Except as permitted pursuant to Section 6.10(b), none of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. The aggregate proceeds contemplated by the Financing Commitments, together with available cash of the Company, will be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments and to pay all related fees and expenses. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Merger Sub on the Closing Date.

     SECTION 4.8  Parent and Merger Sub. (a) Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

     (b)  Prior to the Effective Time, Parent shall deliver to the Company a complete and correct description of its capital structure and ownership and that of its equity holders (excluding the Investors). On the date set for Closing, the Investors shall cause Merger Sub to be capitalized with an initial capitalization of not less than $1,550,000,000. At the Closing, the Investors and their affiliates shall, directly or indirectly, own all of the outstanding equity securities of Parent.

     SECTION 4.9  Ownership of Shares. As of the date of this Agreement, none of Parent, Merger Sub or their respective controlled affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective controlled affiliates holds any rights to acquire any Shares except pursuant to this Agreement.

     SECTION 4.10  Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

     SECTION 4.11  No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1  Conduct of Business of the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement or as required by Law, or unless Parent shall otherwise agree in writing, the business of the Company and its subsidiaries shall be conducted in its ordinary course of business and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by Law, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)

amend or otherwise change its Certificate of Incorporation or By-laws or any similar governing instruments or amend or grant any waiver under the Rights Plan (provided that this clause (a) shall not prevent the Company's Board of Directors from taking the action set forth in the first parenthetical in clause (ii) of Section 3(a) of the Rights Plan);

(b)

issue, deliver, sell, pledge, transfer, convey, dispose of or encumber any shares of capital stock, voting securities or other equity interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, voting securities or other equity interests (including but not limited to stock appreciation rights, phantom stock or similar instruments) of the Company or any of its subsidiaries, except for (A) the issuance of Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date hereof, in each case, in accordance with the terms of any Company Plan, or (B) issuances in accordance with the Rights Plan;

(c)

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i) regular quarterly cash dividends on Company Common Stock or (ii) any dividend or distribution by a subsidiary of the Company to the Company or a direct or indirect wholly-owned subsidiary of the Company);

(d)

adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options or in order to pay taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock or Stock Units, in each case, pursuant to the terms of a Company Plan), or adjust, recapitalize, reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company's subsidiaries;

(e)

(i)  acquire or license (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets thereof or equity interests therein, other than (x) acquisitions and licenses having a value (including the amount of any assumed indebtedness) less than $20,000,000 in the aggregate, (y) purchases of inventory and other assets in the ordinary course of business consistent with past practice or as required by existing Contracts and (z) pursuant to the exercise of the put provisions set forth in Sections 7.10(c) and 7.10(d) of the Amended and Restated Limited Liability Company Agreement for Gurwitch Products, L.L.C., dated as of November 2, 1998, and the put provisions (the "Kate Spade Put") of Sections 7.10(C), 7.10(D) and 7.10(I) of the Amended and Restated Limited Liability Company Agreement for Kate Spade LLC, dated as of February 1, 1999 (the "Kate Spade Agreement") (provided, that, notwithstanding anything herein to the contrary, the Company shall not submit a proposed valuation of Kate Spade LLC pursuant to Section 7.10(F) of the Kate Spade Agreement in excess of the amount set forth on Section 5.1 of the Company Disclosure Schedule); or (ii) pledge, sell, license, encumber or otherwise subject to a Lien (other than a Permitted Lien) or dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets thereof or equity interests therein, other than (x) pledges, sales, licenses and encumbrances for less than $20,000,000 in the aggregate, and (y) sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or as required by Contracts;

(f)

dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) or enter into any other material transaction outside the ordinary course of business with respect to the Company's credit operations, Neiman Marcus Credit Services, the Company's proprietary card accounts or the receivables balances thereunder or any related business, other than a transaction (i) that would be treated as a sale under generally accepted accounting principles and (ii) the aggregate proceeds from which shall equal or exceed the par value of the credit card receivables (other than in respect of any such receivables as may have been written off in the ordinary course of business consistent with past practice prior to such a transaction), whether securitized or not (which, for the avoidance of doubt, shall include the outstanding unpaid indebtedness incurred by credit card holders, including any finance charges, accrued fees, penalties or other charges, but excluding any allowance for bad debt) (such transaction, the "Credit Card Business Transaction");

(g)

(i) other than in the ordinary course of business consistent with past practice, enter into or renew or amend in any material respect any Contract that is or would be a Material Contract or any Real Property Lease; (ii) authorize any material new capital expenditures which are, in the aggregate, in excess of the Company's capital expenditure budget set forth on Section 5.1 of the Company Disclosure Schedule or (iii) enter into any new line of business outside of its existing business segments;

(h)

redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, or grant any security interest in any of its assets to, any other person (other than a wholly-owned subsidiary of the Company), in each case, other than (x) in the ordinary course of business consistent with past practice, including any borrowings under the existing credit facilities of the Company and its subsidiaries to fund working capital needs, or (y) any letter of credit entered into in the ordinary course of business consistent with past practice for an amount less than $10,000,000 individually or in the aggregate;

(i)

offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that could be reasonably expected to compete with or impede the Debt Financing or cause the breach of any provisions of the Debt Financing Commitments or cause any condition set forth in the Debt Financing Commitments not to be satisfied;

(j)

except as contemplated by this Agreement or except to the extent required under any Company Plan or as required by applicable Law, (i) increase or decrease the compensation or fringe benefits of any of its directors, officers or employees, independent contractors or consultants (except in the ordinary course of business with respect to independent contractors, consultants and employees who are not directors or officers), (ii) grant any severance or termination pay not provided for under any Company Plan, (iii) enter into any employment, consulting, change of control or severance agreement or arrangement with any of its present or former directors, officers or other employees, independent contractors or consultants, enter into any collective bargaining agreement or establish, adopt, enter into any new, or amend in any material respect or terminate any existing Company Plan, (iv) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Company Plan, (v) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined, or (vi) hire or terminate any executive officer other than termination for cause;

(k)

make any material change in any accounting principles, practice, policy or procedure except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(l)

other than in the ordinary course of business consistent with past practice or as required by applicable Law, (i) make, change or revoke any material Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax, (vi) surrender any right to claim a material Tax refund or (vii) waive or extend the statute of limitations in respect of any material Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business);

(m)

settle or compromise any material litigation or claim against the Company, its subsidiaries, or any of their respective directors or officers other than settlements or compromises of litigation in the ordinary course of business consistent with past practice which in any event (i) do not exceed, in any individual case, $10,000,000 and (ii) would not prohibit or materially restrict the Company and its subsidiaries from operating their business as they have historically;

(n)

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

(o)	open or close, or commit to open or close, any retail locations other than any such openings or closings disclosed in the SEC Reports;

(p)

enter into or amend any transaction, arrangement, understanding or Contract with any executive officer, director or other affiliate of the Company or any of its subsidiaries or any person beneficially owning 5% or more of the Company Common Stock that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; or

(q)

agree to take any of the actions described in Sections 5.1(a) through 5.1(p) or any action which, to the knowledge of the Company, would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

     SECTION 5.2  Consultation Rights. The Company shall keep Parent reasonably apprised of the status of, and all other material matters regarding, the Credit Card Business Transaction and the Kate Spade Put, and the Company shall consult with Parent in good faith regarding all such material matters a reasonable period of time prior to making any payment or entering into any Contract, settlement or other binding arrangement regarding such material matters. The Company shall afford Parent the right to participate in any negotiation regarding such material matters to the extent reasonably requested by Parent.

     SECTION 5.3  Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (i) to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

     SECTION 5.4  No Control of Other Party's Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries' respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

     SECTION 6.1  Stockholders Meeting. As soon as reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the "Stockholders Meeting"), (ii) include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and, subject to the approval of each Financial Advisor, as applicable, the written opinions of the Financial Advisors, dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Class A Common Stock and Class B Common Stock (other than members of the Smith Family Group) and (iii) use its reasonable best efforts to obtain the Company Requisite Vote; provided that the Board of Directors of the Company may fail to make or withdraw, modify or change such recommendation and/or may fail to use such efforts (subject to the Company having (A) provided Parent at least three business days' prior written notice of the Company's Board of Directors' intention to do so and (B) complied with its obligations under Section 6.5 in all material respects) if it shall have determined in good faith, after consultation with outside counsel to the Company, that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable Law.

     Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated in accordance with Section 8.1.

     SECTION 6.2  Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance and approval (not to be unreasonably withheld or delayed) of Parent, prepare and file with the SEC the Proxy Statement. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement to be mailed to the Company's Stockholders as soon as practicable after the Proxy Statement is cleared by the SEC. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable (i) notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

     SECTION 6.3  Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

     SECTION 6.4  Access to Information; Confidentiality. From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent and the prospective lenders involved in the Financing (and their counsel and advisors) reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of the Company and its subsidiaries, and shall furnish such persons with all financial, operating and other data and information as Parent or the prospective lenders involved in the Financing, through their respective officers, employees or authorized representatives, may from time to time reasonably request. Notwithstanding the foregoing, Parent and the prospective lenders shall use their best reasonable efforts to conduct any such investigation or consultation in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization).

     (b)  Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated January 28, 2005, between the Company and Warburg Pincus LLC and the Confidentiality Agreement, dated February 4, 2005, between the Company and TPG Partners IV, L.P. (collectively, the "Confidentiality Agreements") which Confidentiality Agreements shall remain in full force and effect in accordance with its terms.

     SECTION 6.5  Acquisition Proposals. (a)The Company agrees that (i) it and its officers, directors and employees shall not, (ii) its subsidiaries and its subsidiaries' officers, directors and employees shall not and (iii) it shall use its best efforts to ensure that its and its subsidiaries' accountants, consultants, financial advisors, attorneys, employees and other agents, advisors and representatives ("Representatives") shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and its subsidiaries or any proposal or offer to acquire in any manner an equity interest representing a 20% or greater economic or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any of its subsidiaries representing 20% or more of the consolidated assets of the Company and its subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), (B) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to any person relating to, an Acquisition Proposal, (C) take any action to render the Company Rights inapplicable to an Acquisition Proposal or the transactions contemplated thereby, exempt or exclude any person from the applicability of the Company Rights in connection with any Acquisition Proposal or transactions contemplated thereby (provided that nothing herein shall prevent the Company's Board of Directors from taking the action set forth in the first parenthetical in clause (ii) of Section 3(a) of the Rights Plan) or, other than as contemplated by this Agreement in connection with the Merger, allow the Company Rights to expire prior to their expiration date, or take any action to exempt any person from the restrictions on "business combinations" contained in Section 203 of the DGCL or otherwise cause such restrictions not to apply or (D) waive, terminate, modify or fail to enforce any provision of any contractual "standstill" or similar obligation of any person other than Parent or its affiliates unless the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, that such waiver, termination, modification or failure to enforce is required in order for the Board of Directors to comply with its fiduciary duties under applicable Law. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal (provided that neither the Company nor its Board of Directors may recommend any Acquisition Proposal unless permitted by Section 6.5(b) and the Company may not fail to make or withdraw, modify or change in a manner adverse to Parent, all or any portion of its recommendation of this Agreement or the Merger unless permitted by Section 6.1(a)), (ii) prior to the adoption of this Agreement by the Company's stockholders in accordance with this Agreement, providing access to its properties, books and records and providing information or data (provided that such access, information or data also is given to Parent to the extent not previously given to Parent) in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal not in violation of the immediately preceding sentence if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreements (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) or (iii) prior to the adoption of this Agreement by the Company's stockholders in accordance with this Agreement, engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal not in violation of the immediately preceding sentence; if and only to the extent that in connection with the foregoing clauses (ii) and (iii), the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and financial advisors that, such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable Law and that such Acquisition Proposal will result in, or would reasonably be expected to result in, a Superior Proposal. A "Superior Proposal" means an Acquisition Proposal for more than 50% of the equity interest in, or more than 50% of the consolidated assets of, the Company and its subsidiaries that, if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement. The Company and its subsidiaries will and will cause their respective Representatives to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. The Company shall also promptly (and in any event within 48 hours) notify Parent of the receipt of each Acquisition Proposal after the date hereof, which notice shall include the identity of the person making such Acquisition Proposal and set forth in reasonable detail its material terms and conditions (including without limitation information relating to the financing thereof), and thereafter shall keep Parent reasonably informed of the status and material terms and conditions of such Acquisition Proposal and provide a copy of all written materials provided to or by the Company in connection with such Acquisition Proposal. Except as otherwise permitted by this Agreement, the Company and its subsidiaries shall not enter into any Contract that is inconsistent with their respective obligations under this Section 6.5.

     (b)  Notwithstanding anything in this Section 6.5 to the contrary, if, at any time prior to the adoption of this Agreement by the Company's stockholders in accordance with this Agreement, the Company's Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 6.5(a) in any material respect, that such proposal is a Superior Proposal, (i) the Company may terminate this Agreement, (ii) its Board of Directors may approve or recommend such Superior Proposal to its stockholders, and/or (iii) immediately prior to or concurrently with the termination of this Agreement, enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement or approve or recommend such Superior Proposal pursuant to this sentence, and any purported termination or approval pursuant to this sentence shall be void and of no force or effect, unless the Company prior to or concurrently with such action pursuant to this Section 6.5(b) pays to Parent the fee payable pursuant to Section 8.2(c); and provided, further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 6.5(b) and its Board of Directors may not approve or recommend any Superior Proposal unless (A) the Company has provided a written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company has received a Superior Proposal and including all information required by the penultimate sentence of Section 6.5(a) (it being understood that neither the delivery of a Notice of a Superior Proposal nor any subsequent public announcement thereof in itself shall entitle Parent to terminate this Agreement pursuant to Section 8.1(e)), and (B) Parent does not, within three business days following its receipt of the Notice of Superior Proposal, make an offer that, as determined by the Board of Directors of the Company in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during such three business day period, the Company shall negotiate in good faith with Parent, to the extent Parent wishes to negotiate, to enable Parent to make such offer).

     SECTION 6.6  Employment and Employee Benefits Matters. (a) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending on the second anniversary thereof, to maintain the severance-related provisions of existing Company Plans and to provide 100% of the severance payments and benefits required thereunder to be provided any Current Employee (as defined below) terminated during that twenty-four month period. In respect of the annual bonus payable to the Company Employees for service rendered in fiscal year 2005, Parent shall, or shall cause the Surviving Corporation to, continue to honor the terms and conditions of and obligations (whether existing as of the date of this Agreement or thereafter) under the Company's year 2005 annual bonus program and the award or participation agreements thereunder (the "2005 Bonus Program"), which 2005 Bonus Program shall be administered in a manner consistent with the Company's historic annual bonus programs and any individual agreements with Company Employees.

     (b)  Without limiting any additional rights that any Company Employee not covered by a Collective Bargaining Agreement and employed by the Company or any of its subsidiaries at the Effective Time (Current Employee") may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on the second anniversary thereof, to maintain for any Current Employee (i) subject to paragraph (a) above, salary or hourly wage rate, target cash bonus opportunities under annual programs and commissions, but excluding equity and equity equivalents (collectively, "Compensation"), that in the aggregate are no less favorable than, and (ii) benefits provided under Company Plans that in the aggregate are no less favorable than, the Compensation and benefits maintained for and provided to such Current Employees immediately prior to the Effective Time; provided, however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Company Plan or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 6.6 shall limit the right of Parent, the Surviving Corporation or any of their subsidiaries to terminate the employment of any Current Employee at any time.

     (c)  As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Current Employees full credit for purposes of eligibility and vesting (but not benefit accruals, except for vacation and severance, if applicable, under the Company Plans), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Current Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees' service with the Company, its subsidiaries and their predecessor entities (each, a "Parent Plan") to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA), the Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, for the fiscal year in which the Closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time.

     (d)  From and after the Effective Time, Parent will cause the Surviving Corporation and all of their subsidiaries to honor, in accordance with its terms, (x) each existing employment, change in control, severance and termination plan, policy or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of that company, (y) equity-based plans, programs or agreements, bonus plans or programs and (z) all obligations pursuant to outstanding restoration plans, equity-based plans, programs or agreements, bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time, in each case to the extent legally binding on the Company or any of its subsidiaries.

     SECTION 6.7  Directors' and Officers' Indemnification and Insurance. (a) Without limiting any additional rights that any employee may have under any employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its subsidiaries in their capacity as such and not as stockholders or optionholders of the Company or its subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a reasonably detailed request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (y) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (z) the Surviving Corporation shall cooperate in the defense of any such matter.

     (b)  The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were directors and officers prior to the Effective Time than are presently set forth in the Company's Certificate of Incorporation and By-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

     (c)  Prior to the Effective Time, the Company shall endeavor to (and if it is unable to, Parent shall cause the Surviving Corporation to after the Effective Time) obtain and fully pay (up to a maximum cost of 300% of the current annual premium paid by the Company for its existing coverage in the aggregate) for "tail" insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include coverage for the Company) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Effective Time. Parent shall, and shall cause the Surviving Corporation to, honor and perform under (i) all indemnification agreements entered into by the Company or any of its subsidiaries and (ii) the obligations set forth on Section 6.7(c) of the Company Disclosure Schedule.

     (d)  Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

     (e)  This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

     (f)  In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in Section 6.6 and this Section 6.7. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.7.

     SECTION 6.8  Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five business days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.8 to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period provided for in the HSR Act.

     (b)  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     (c)  In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or would reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the Termination Date.

     (d)  Subject to the obligations under Section 6.8(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

     (e)  Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), none of the Company or any of its subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) no party or its affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation (provided, however, that such party shall give the other parties hereto the opportunity to make such payments).

     (f)  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party's right to terminate this Agreement pursuant to Section 8.1(b) so long as such party has up to then complied in all material respects with its obligations under this Section 6.8.

     SECTION 6.9  Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

     SECTION 6.10  Financing. (a) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees, Representatives and advisors, including legal and accounting, of the Company and its subsidiaries to, provide to Parent and Merger Sub all cooperation requested by Parent that is necessary, proper or advisable in connection with the Financing and the other transactions contemplated by this Agreement, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing), (iv) furnishing Parent and Merger Sub and their Financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act, to consummate the offerings of debt securities contemplated by the Debt Financing Commitments at the time during the Company's fiscal year such offerings will be made (the "Required Financial Information"), (v) satisfying the conditions set forth in clause (e) of the first sentence of Section 6 of the Principal Commitment Letter, numbered paragraphs 5 and 8 of Exhibit E of the Principal Commitment Letter and clause (e) of the first sentence of Section 7 of the Forward Underwriting Commitment Letter (to the extent the satisfaction of such conditions requires actions by or cooperation of the Company), (vi) using reasonable best efforts to obtain accountants' comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent; provided that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries, (vii) using its commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior the Closing Date, (viii) taking all actions necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company's current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (ix) obtaining any necessary rating agencies' confirmations or approvals for the Debt Financing relating to the Company's existing credit card receivables financing facility, and (x) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company, including, without limitation, by means of a dividend or distribution from Neiman Marcus Funding Corporation, as of the Closing Date. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its subsidiaries in connection with such cooperation. The Company hereby consents to the use of its and its subsidiaries' logos in connection with the Debt Financing.

     (b)  Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date hereof, or otherwise so long as the terms are not materially less beneficial to Merger Sub, including with respect to conditionality, than those in the Debt Financing Commitments as in effect on the date hereof as determined in the reasonable judgment of Parent), including using reasonable best efforts to (i) maintain in effect the Financing commitments, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth therein (including by consummating the Equity Financing pursuant to the terms of the Equity Financing Commitments), (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitments (including the related flex provisions) or on other terms not materially less beneficial to Merger Sub, including with respect to conditionality, as determined in the reasonable judgment of Parent and (iv) consummate the Financing at or prior to Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms not materially less beneficial to Merger Sub (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event but no later than the last day of the Marketing Period. For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (y) all closing conditions contained in Article VII shall have been satisfied or waived (other than those contained in Sections 7.2(c) and 7.3(c)) and (z) the bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge financing obtained in accordance with this Section 6.10(b)) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof as contemplated by this Section 6.10(b)), then Merger Sub shall use the proceeds of such bridge financing to replace such high yield financing no later than the last day of the Marketing Period. For purposes of this Agreement, "Marketing Period" shall mean the first period of 40 consecutive calendar days after the Initiation Date (A) throughout which (1) Merger Sub shall have the Required Financial Information that the Company is required to provide to Merger Sub pursuant to Section 6.10(a) and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2(a) and 7.2(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 40-consecutive-calendar-day period, and (B) at the end of which the conditions set forth in Section 7.1 shall be satisfied. For purposes of this Agreement, "Initiation Date" shall mean the twentieth day after the date the definitive Proxy Statement is first mailed to the Company's stockholders; provided, however, that such twenty-day period shall not commence unless and until the Company has provided the Required Financial Information to Merger Sub pursuant to a good faith request therefor by Merger Sub prior to such mailing, and provided, further, that if the Marketing Period would end on or after August 15, 2005, the Initiation Date shall be the later of (A) September 1, 2005 and (B) the date the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2005 is filed with the SEC. Parent shall give the Company prompt notice of any material breach by any party of the Debt Financing Commitments of which Parent or Merger Sub becomes aware or any termination of the Debt Financing Commitments. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of all documents related to the Debt Financing (other than any ancillary documents subject to confidentiality agreements). In addition, Merger Sub agrees to exercise its rights under the last sentence of numbered paragraph 6 of Exhibit E to the Principal Commitment Letter to the extent necessary to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments in order to borrow the full amount available pursuant to the proviso to clause (a) of such numbered paragraph 6.

     SECTION 6.11  Notification. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company and Parent shall promptly notify each other orally and in writing of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Sections 7.1, 7.2 and 7.3 impossible or unlikely. This Section 6.11 shall not constitute a covenant or agreement for purposes of Section 7.2(b), 7.3(b), 8.1(d) or 8.1(e).

ARTICLE VII

CONDITIONS OF MERGER

     SECTION 7.1  Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a)  this Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote;

     (b)  no Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8; and

     (c)  the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     SECTION 7.2  Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a)  (i) the representations and warranties set forth in Sections 3.3 (a) and 3.18 shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failure to be true and correct that would be immaterial to Parent and Merger Sub; and (ii) the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words "Material Adverse Effect", "in all material respects", "in any material respect", "material" or "materially," except for the limitation set forth in clause (i) of Section 3.8) as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b)  the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time; and

     (c)  Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

     SECTION 7.3  Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a)  the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date);

     (b)  each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

     (c)  the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1  Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

     (a)  by mutual written consent of Parent, Merger Sub and the Company;

     (b)  by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

     (c)  by either Parent or the Company if the Effective Time shall not have occurred on or before the date which is six months from the date hereof (the "Termination Date"); provided, however, that if the Marketing Period has not ended on or before August 15, 2005, the Termination Date shall be the earlier of (A) the tenth business day following the final day of the Marketing Period and (B) December 16, 2005; provided further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; and provided further, that, if on a date that otherwise would have been a Termination Date the conditions set forth in Section 7.1(c) are the only conditions in Article VII, other than conditions that cannot be satisfied until the Closing, that shall not have been satisfied on such date, either Parent or the Company may unilaterally extend the Termination Date by three months, in which case the Termination Date shall be deemed for all purposes to be such later date;

     (d) by the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the condition set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (A) 20 business days following notice of such breach to Parent, (B) the Termination Date and (C) with respect to any breach by Parent or Merger Sub in connection with obtaining the proceeds pursuant to the Financing or using such proceeds as contemplated hereunder, the final day of the Marketing Period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) prior to the adoption of this Agreement by the stockholders of the Company, in accordance with, and subject to the terms and conditions of, Section 6.5(b);

     (e)  by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (A) 20 business days following notice of such breach to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) if the Board of Directors of the Company (A) shall have withdrawn, modified or changed (it being understood and agreed that any "stop-look-and-listen" communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer, shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement or the Merger) in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger or (B) shall have recommended to the stockholders of the Company an Acquisition Proposal other than the Merger, or shall have resolved to effect any of the foregoing; or

     (f)  by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote.

     SECTION 8.2  Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 6.4(b), 6.9, 6.10, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that, except as set forth in Section 8.2(g), nothing contained herein shall relieve any party from liability for any willful and material breach hereof.

     (b)  If this Agreement is terminated pursuant to Section 8.1(f), then the Company shall pay Parent an amount equal to the sum of Parent's Expenses (not to exceed $20,000,000 in the aggregate) for which Parent has not theretofore been reimbursed by the Company. "Expenses" includes all reasonable out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement. Payment of Parent's Expenses pursuant to this Section 8.2(b) shall be made not later than two business days after delivery to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail all such Expenses of Parent (which itemization may be supplemented and updated from time to time by Parent until the ninetieth day after Parent delivers such notice of demand for payment).

     (c)  In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $140,300,000 (such amount, the "Termination Fee") to Parent or as directed by Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as reasonably practicable (and, in any event, within two business days following such termination) in the case of a termination pursuant to Section 8.1(e)(ii), payable by wire transfer of same day funds.

     (d)  In the event that (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.1(f) and, at any time after the date of this Agreement and prior to the Stockholders Meeting, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or Board of Directors of the Company and shall not have been irrevocably withdrawn prior to the Stockholders Meeting, (B) by Parent pursuant to Section 8.1(e)(i) and, at any time after the date of this Agreement and prior to the breach giving rise to Parent's right to terminate under Section 8.1(e)(i), an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or Board of Directors of the Company and shall not have been irrevocably withdrawn prior to the breach giving rise to Parent's right to terminate under Section 8.1(e)(i), or (C) by Parent or the Company pursuant to Section 8.1(c) and at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or Board of Directors of the Company and shall not have been irrevocably withdrawn prior to the termination of this Agreement, and (ii) within twelve months after this termination, the Company enters into an agreement in respect of any Acquisition Proposal or a transaction pursuant to which any Acquisition Proposal is consummated, then the Company shall pay the Termination Fee (minus the amount, if any, previously paid pursuant to Section 8.2(b)) to Parent, by wire transfer of same day funds, on the date of the agreement in respect of the Acquisition Proposal or, if earlier, consummation of the transaction in respect of the Acquisition Proposal, as may be applicable; provided that, for purpose of this Section 8.2(d), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.5(a), except that the references to "20% or greater" and "20% or more" shall be deemed to be references to "50% or greater" and "50% or more", respectively).

     (e)  In the event that (i) this Agreement is terminated by the Company pursuant to Section 8.1(d)(i) as a result of a breach by Parent or Merger Sub of its respective obligation to effect the Closing pursuant to Section 1.2 hereof and satisfy its obligations under Article II including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b) and (ii) Parent and Merger Sub fail to effect the Closing and satisfy such obligations because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Financing Commitments or because of their refusal to accept debt financing on terms materially less beneficial to Merger Sub than the terms set forth in one or more of the Debt Financing Commitments, then Merger Sub shall pay $140,300,000 (the "Merger Sub Termination Fee") to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two business days following such termination), payable by wire transfer of same day funds.

     (f)  Each of the Company and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee or Parent's Expenses when due or Merger Sub shall fail to pay the Merger Sub Termination Fee when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.2.

     (g)  Notwithstanding anything to the contrary in this Agreement, (i) (A) in the event that Parent or Merger Sub breaches its respective obligation to effect the Closing pursuant to Section 1.2 hereof and satisfy its obligations under Article II including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b), (B) Parent and Merger Sub fail to effect the Closing and satisfy such obligations because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Financing Commitments (other than as a result of a reduction in such proceeds to be made available to Merger Sub pursuant to the terms of the Debt Financing Commitments, including for this purpose a failure to satisfy any condition relating to a leverage ratio or other financial test contained in such Debt Financing Commitments) that, together with the amount of equity financing committed pursuant to the Equity Financing Commitments, are sufficient to fund the transactions contemplated hereby or because of their refusal to accept debt financing on terms materially less beneficial to Merger Sub than the terms set forth in one or more of the Debt Financing Commitments, and (C) Parent and Merger Sub are not otherwise in breach of this Agreement (including their respective obligations pursuant to Section 6.10) except as contemplated by clauses (i)(A) and (i)(B) above such that the condition set forth in Section 7.3(b) would not be satisfied, then the Company's right to terminate this Agreement pursuant to Section 8.1(d)(i) and receive payment of the Merger Sub Termination Fee pursuant to Section 8.2(e) shall be the sole and exclusive remedy of the Company and its subsidiaries against Parent, Merger Sub and any of their respective affiliates, stockholders, partners, members, directors, officers or agents for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or Merger Sub and the failure of the Merger to be consummated, and upon payment of the Merger Sub Termination Fee in accordance with Section 8.2(e), none of Parent, Merger Sub or any of their respective affiliates, stockholders, partners, members, directors, officers or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (ii) in no event shall Parent, Merger Sub and their affiliates, stockholders, partners, members, directors, officers and agents be subject to liability in excess of $500,000,000 in the aggregate for all losses and damages arising from or in connection with breaches by Parent or Merger Sub of the representations, warranties, covenants and agreements contained in this Agreement.

     SECTION 8.3  Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

     SECTION 8.4  Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.5  Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

     SECTION 9.1  Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

     SECTION 9.2  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

c/o Texas Pacific Group 301 Commerce Street, Suite 3300 Fort Worth, TX 76102 Attention: David Spuria Facsimile: 817-871-4088

and

c/o Warburg Pincus Partners LLC 466 Lexington Avenue New York, NY 10017 Attention: Scott Arenare Facsimile: 212-922-0933

with an additional copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: David Leinwand, Esq. Facsimile: 212-225-3999

(b)	if to the Company:

The Neiman Marcus Group, Inc. One Marcus Square 1618 Main Street Dallas, TX 75201 Attention: General Counsel Facsimile: 214-743-7611

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: John G. Finley, Esq. Facsimile: 212-455-2502

     SECTION 9.3  Certain Definitions. For purposes of this Agreement, the term:

(a)	"affiliate:" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)

"beneficial owner" with respect to any Shares has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act and includes any person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term "beneficially owned" shall have a corresponding meaning);

(c)

"business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(d)

"control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e)

"corresponding section" means the section of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, which corresponds to the section number of the representation or warranty qualified and each other section of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that contains a disclosure where it is reasonably apparent that it should be an exception to such representation or warranty;

(f)

"generally accepted accounting principles" means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein

(g)	"industries in which the Company and its subsidiaries operate" means the luxury retail segments of the apparel, accessories, jewelry, beauty and decorative home products industries

(h)

"knowledge" (i) with respect to the Company means the actual knowledge of any of the persons set forth in Section 9.3(g) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent;

(i)

"person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(j)

"subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, including, in the case of the Company, the subsidiaries listed in Section 3.1 of the Company Disclosure Schedule.

     SECTION 9.4  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 9.5  Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning part of its obligations hereunder.

     SECTION 9.6  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof.

     SECTION 9.7  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

     SECTION 9.8  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.9  Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.10  Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

     SECTION 9.11  Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11.

     SECTION 9.12  Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Burton M. Tansky
Name:	Burton M. Tansky
Title:	President and Chief Executive Officer

NEWTON ACQUISITION, INC.

By:	/s/ Jonathan Coslet
Name:	Jonathan Coslet
Title:	Senior Vice President

By:	/s/ Kewsong Lee
Name:	Kewsong Lee
Title:	Senior Vice President

NEWTON ACQUISITION MERGER SUB, INC.

By:	/s/ Jonathan Coslet
Name:	Jonathan Coslet
Title:	Senior Vice President

By:	/s/ Kewsong Lee
Name:	Kewsong Lee
Title:	Senior Vice President